Exhibit 99.1

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

U-HAUL

Moderator: Joe Shoen
August 7, 2008
10:00 am CT

Operator:
Good morning. My name is (Brandy) and I will be your conference operator today. At this time I would like to welcome everyone to the AMERCO First Quarter Fiscal 2009 Investor call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you have already done so please press the pound sign now then press star 1 again to ensure your question is registered. If you would like to withdraw your question press the pound key. Thank you. Ms. Flachman, you may begin your conference.

Ms. Flachman:
Thank you for joining us today and welcome to the first quarter  fiscal 2009 investor call. Before we begin I would like to remind everyone that certain of the statements during this call regarding general revenues, income, and general growth of our business constitutes forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995 and certain factors could cause actual results to differ materially from those projected.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-Q for the quarter ended June 30, 2008 which is on file with the Securities and Exchange Commission. Participating in the call today will be Joe Shoen, AMERCO’s Chairman and CEO. I will now turn the call over to Joe.

Joe Shoen:
Good morning everybody. I’m speaking to you from Phoenix, Arizona. I have Gary Horton and Jason Berg in the room with me. Rocky Wardrip joins us from Reno. Of course we’ll all be available to respond to your questions after my remarks.

Four things I would like to comment on. First we have decreased our plan on ten foot truck availability due to the American Axle strike. Second, an improvement in utilization of our moving trucks. The overall flatness in U-Move revenue and softness in resale prices of trucks that are exiting our fleet.

We have talked about the American Axle strike when we last spoke. We incorrectly believed that when that strike resolved itself GM would begin production per the prior plan. In fact once the strike resolved itself GM went into a very halting production, in fact a slow production by our measure and so we’ve been doubly put off now by the - as a consequence of the American Axle strike.

It’s anybody’s guess but we’re going to be down for the year at least $4 million to $7 million because of this - because of the orders, it could be worse. We still don’t have all the trucks. I kind of don’t have the hard numbers but we’re losing the summer with these trucks basically. And as you all can imagine that’s our best revenue period.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

The second point is utilization. I think that’s the brightest news here. As you know we don’t publish a utilization figure. However we’re up and we’re up solidly. We - this quarter the way that they count the fleet we were down an average in excess of 4,000 units over the same time last year. So in order to keep revenue where we kept it we actually got better utilization.

We didn’t get huge price increases as Jim Barrett commented in his write-up it’s a little bit difficult to project a price increase in a product decrease but I think we’d be best to say prices stayed fairly constant yet we were able to get revenue up which means utilization went up basically. That’s very positive. That’s the fundamental economics of the business. That means a lot of people did something right.

However, the overall results as I indicated, the revenue was flat to down in the segment and I don’t think there’s a prospect of it being greatly different in the second quarter. It’s the same basic factors we’re all operating and I’ll be actually extremely thrilled if we can keep utilization where we have been running it. And I don’t know that we can because we’re running at an all time high on utilization which is hard to project out that you’re going to hold that but we’re working to do that.

The final point is one I think that I didn’t give you any sort of heads up on and it’s one that caught me a little bit unawares through the first quarter and that’s softness in truck resale prices which softness we saw across all models. We’ve all heard the automakers are struggling at the auto auctions, that’s a truism.

I under appreciated the effect that it had. We thought throughout the quarter and continuing in the second quarter a gain on pickups and vans which we typically made a gain on sale have been substantially eroded and box trucks for the quarter essentially sold for a little less than what their residual values were so we posted a loss. From your purposes I believe this all blends into the depreciation line so a little bit of a black hole from your point of view.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

But I wanted to give you a little window into it because we’re - we continue to sell about 8,000 pickups and vans a year and about 9,000 to 9,500 box trucks a year. And so it’s an ongoing - it’s a substantial effort on our side and the results there which has been fairly predictable for a long time slipped in the first quarter and likely will slip in the second quarter.

I’m continuing to focus daily on our U-Move transaction revenue. Anytime I keep hammering on something I’ve now been hammering on this for 18 months, it causes some loss of focus in other parts of our business. How many balls can I get the team to juggle? Well I think you’re seeing a little bit of that in retail sales, self storage. I will continue to attempt to balance our activities, get the best results over the long term for all parties concerned.

Our fleet remains very well positioned which I think is a positive. We’re relatively well financed. I see that as a big positive. Customer satisfaction which there is no real good index or, you know, hard index of it, the customer satisfaction appears to be improving, not declining. And typically when we increase utilization which means we’re very, very tight scheduling the equipment, customer satisfaction drops because some people get left out in the lurch because things didn’t work out as they had planned.

So I see that as a big thing that utilization went up but it doesn’t appear that customers are more dissatisfied than they were at this time last year so I think that’s very, very positive. Overall our business remains very solid but tight. With that I’m going to turn the call over to the moderator for questions and answers. Moderator?

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Operator:	At this time I would like to remind everyone, in order to ask a question please press star 1 on your telephone keypad. Your first question comes from Jim Barrett with C.L. King and Associates.

Jim Barrett:	Good morning everyone.

Joe Shoen:	Good morning Jim.

Jim Barrett:
Joe this is an accounting question. Your use of accelerated depreciation, can you give us any thought as to at what point does that catch up with straight line depreciation, in other words at what point does it stop penalizing your GAAP earnings?

Jason Berg:	Jim hi, this is Jason.

Jim Barrett:	Hi Jason.

Jason Berg:
We start to reach that point at about year five. On that I would also like to point out that, you know, we have changed our allocation this year of how we’re funding new fleet acquisitions. We have gone more towards operating leases versus fleet loans so we are going to see the lease expense number begin to go up which goes up at a slower rate than if we were to buy the equipment and depreciate it. So there may be a moderation of the depreciation expense over the course of this year as compared to the increases that you’ve seen in that line in the last two years.

Jim Barrett:	I see, and year five break even, what fiscal year would you estimate that to be?

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Jason Berg:
Well we started this depreciation method in the third quarter of fiscal ’06 and we’ve really been adding quite a few trucks so we’re going to continue to - if you were to compare it with what it would have been under straight line, I don’t have that specific date. We’re still quite a few years out from that just because of how much we’ve put on.

Joe Shoen:
Jason I’m going to butt in here at the risk of destroying it totally. I shouldn’t normally comment on accounting. I think that there’s two places where these become equal. One is where accumulated depreciation in the fleet becomes the same under both methods and the other is where annual depreciation crosses over. And I think Jim is looking, I think Jim, at what the annual depreciation crosses over and I think Jason answered when accumulated depreciation crosses over.

Jim Barrett:	That’s right.

Joe Shoen:	I believe annual depreciation is going to cross over in the third year.
Jim Barrett:	I see.
Joe Shoen:	Know that - I’m doing this from memory Jim but, I mean, I’m very much interested in the subject okay, so my memory is not totally bad.

Joe Shoen:
Right, because I believe Jason - what actually happened is the last two years you have less depreciation than you would under a lease and the first two and almost three years you have substantially more and so it’s...

Jason Berg:
Jim I need to actually revise my comment. The - under the declining balance method the first year we’re taking 16% off the value of the trucks. Under straight line that would have been a little over 5% so under the declining method it goes 16, 13, 11, 9, 8, 7, then 6. So we’re actually out to about year 7 or 8 before the annual depreciation that would be equivalent to what it would be under the straight line. So the accumulated piece would actually be even further out than that because the accumulated piece isn’t going to reach until that straight line eclipses the declining balance.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Jim Barrett:
Understand that. And Joe on a separate subject, there was a mention in your Q that the company has additional opportunities for leverage its existing capital structure. Would you care to comment on where that - those additional opportunities are and what their magnitude might be?

Joe Shoen:	I’m going to let Gary Horton speak to it, he’s here.

Gary Horton:	Could you rephrase that?

Joe Shoen:	He wants to know where do we have room for more leverage on our capital structure.

Gary Horton:
We probably have some more room in the - our real estate assets. We have basically I think a few, two quarters ago we basically terminated a loan that we had on our used truck fleet. We still have a tremendous amount of value in the older fleet that we could leverage up and we could probably leverage like I said it was a little bit more of our real estate. We’ve basically gone through and with the reluctance of the credit providers in the markets to look at real estate, you know, that will probably go for another year or so and then we will go ahead and put some leverage on that as we go forward.

I think we have some operational leverage also that what Joe was talking a little bit about by bringing the utilization up from where it had been and I think part of it is coming out of our new pricing model which is allowing us to be much more aggressive on certain pricing and certain moves. I think those are the two areas that we’re going to look to leverage.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

I would also like to just say that when you look at the front of the Q and looking at depreciation and you see it going from $44 million to $64 million, a big portion of that Jim is caused by what we have done with taking the gain or loss into that line as a reduction. Last year we actually had a sale of a property in New York which had the effect of reducing the line and this year as Joe has pointed out we also had, you know, more losses on the sale of our trucks. So there was a pretty big swing right there.

Jim Barrett:
Okay and last but not least Gary, speaking of real estate, since you last had the real estate I assume appraised by the banks and the last time the company borrowed against that real estate, broadly speaking has the value of your properties gone up, down, or sideways?

Gary Horton:
I think they’ve been primarily sideways. In certain markets they actually have the effect of increasing in value. We are - we don’t have what I would - and none of our loans are tied to loan to value so we do not have that risk. We really have structured all of those to be based upon cash flows and debt service coverage. So we’re very strong there and, you know, we don’t get caught with the whip saw where, you know, a lot of the people have done that and where they, you know, the loan to value is too high and oh my God, you know, then as we said people start doing fire sales. And, you know, other things, we do not have those problems going forward.

As Joe said we are very well capitalized. Our maturities are very, very manageable going forward and again a lot of that is, you know, it’s done in timing and we put out all the real estate for multi years and I think we have one loan next year that comes up on an actual maturity and that’s - it’s somewhere around $40 million.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Jim Barrett:	Thank you all.

Operator:	Your next question comes from Ian Gilson with Zacks Investments.

Ian Gilson:	Yeah good morning. Joe you’re talking about increasing a leverage, that means that basically you would have extra cash. What are you going to use it for?

Joe Shoen:
Well right now we’re using it, we’re keeping it for a rainy day Ian. But, you know, we’re like everybody else. If the opportunity comes up we’d be a fool not to jump on it. I’ve not seen any fire sales either in the self storage business or in the equipment business but I don’t see every deal out there and I have high hopes that if something came up particularly in the self storage business that we’d have sufficient liquidity to act on it if it was anywhere near proportion with something we have business doing.

So right now we’re basically saving it for a rainy day but we’re - you’ve been around a long time. I mean, you know, this current economic doldrums or whatever you want to call it could last a year, it could last four years. Nobody holds that piece of information that I’m aware of and so we’re taking a fairly conservative posture. Yet I won’t lie to you, I’m average greedy and if something that looks pretty exciting came up I would try to get us to step up. And so having some liquidity would be key to the schemes that look (unintelligible).

For us liquidity is - it’s not easy to come by right now. The lenders aren’t out there just trying to shower money on everybody who has a proposition. So if something came up having some of our own liquidity I think will make us have a better chance actually to close the deal.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Gary Horton:
Yeah and you know Ian, where we came from and what we went through, we wanted to make sure that we do have a conservative amount of liquidity and as we look at it we’ve got a substantial amount of cash and liquidity at this point.

Joe Shoen:	For our standards, it’s a lot for us historically.

Ian Gilson:	Yeah but you’ve got $240 million in cash and cash equivalents on the balance sheet. Is any of that tied to any of the loan covenants that you have out there?

Gary Horton:
We don’t have loan covenants per se Ian. Let me explain why we have cash. With all of the problems with the banks sometimes they would rather go through and make sure that they would live up to their commitments so I would draw the cash down and I would take that as an insurance policy. Under normal times that would probably be shifted from cash to unused lines of credit.

Joe Shoen:
But we’re over borrowed and have a negative arbitrage Ian right now and you can call it being phobic, I don’t know what you want to call it but that’s just the truth. We’ve over borrowed on some lines and thus we have a negative arbitrage on those funds and we did it intentionally because a burnt child is scared of fire.

Ian Gilson:	Okay on the truck shortage that - is there no possibility of switching manufacturers?

Joe Shoen:
That particular truck, it’s got a little – weirdness to it, yeah if we could have switched over to Ford we would have. Ford had passed the - and but the way that truck is built it uniquely fits the GM chassis and so that was kind of the deal. We were able to do some switching of axles. We actually got GM to introduce some axles different than what we had originally planned to put on trucks and that got us, I don’t know, like 400 or something trucks. But people are shaking the trees.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

I was very disappointed with what GM did but they have an overall strategy, both GM and Ford do in this, you know, parcel van and pickup size business of shrinking the manufacturing supply. You may have heard that Ford has actually put off the introduction of their new F-150 into the late fall and, you know, they don’t share with me exactly what their plan is. So they’re obviously trying to shrink an oversupply in the marketplace and that’s partially I hope trying to address the soft resale values. So it’s hurting us going in but maybe, you know, a year from now it will help us going out.

I mean, our interests aren’t at odds with the manufacturer and I was very surprised to see GM essentially slow production rather than accelerate it when they came back after the strike. But they make our truck at the plant, they make a lot of other trucks for other people and so they had a macro view of the thing that indicated to them that shrinking the supply was okay. It negatively affected us and we will never recoup that. Whatever that loss of revenue ends up being ultimately, that’s what it will be. It’s part of just the vagaries of this business I guess.

So we’re a very big customer for trucks. A very big customer for trucks is not that big a customer and trucks, especially light trucks, are kind of like a bad word now. Everybody thinks they’re a bad business if you’re an automaker. You know, the pendulum has swung to the other side of the road. So we’re not calling the shots, it’s the automaker in any sense of the word. They have a full host of other opportunities that are driving their decision although they’re keeping us up to date and, you know, with good relationships and we’re getting good pricing. But, you know, without the trucks we can’t rent them.

Ian Gilson:	It’s not the first time you’ve had a problem with General Motors.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Joe Shoen:	No it sure isn’t and I think that’s a sad comment on General Motors. You know, I’m a very pro-American manufacturer type person. Yeah GM is marginalizing themselves as a supplier.

Ian Gilson:	And Nissan makes some nice big trucks, so does Toyota.

Joe Shoen:
Yeah this was a ten foot, our smallest truck, and that’s - it’s a (niche) that their product simply works for us. But no, we’ve been scouring around and of course as we go to our next round of purchases we’re going to have - how do I want to say it, a very jaundiced eye towards their promises of their deliveries and we’ll see what other people can do.

Ian Gilson:	Okay thank you.

Operator:	Your next question comes from Ross Haberman with Haberman Fund.

Ross Haberman:
Joe I want you to go over - you threw out I think a $4 million to $7 million number related I guess to not being able to get the amount of trucks you hoped to. Was that a shortfall in net income for the next - for the second half of the year? I didn’t quite understand what that referred to.

Joe Shoen:
Well the numbers aren’t all in. It’s going to be a substantial amount of money. It will be a top line impact. Of course then, you know, we’re not going to pay some depreciation and some other costs but a truck in its first year is a somewhat profitable item. I don’t have - I couldn’t tell you if 10% of that goes to bottom line or 30%. I have never done that precise calculation.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

But we lost the revenue and we had, you know, personnel in place, we had facilities in place, all these things that would have used the gross margin, not necessarily the net, so we didn’t get to see any reduction. I can’t - let’s say it’s $7 million, a $7 million reduction of the top line is very essentially impossible for me to compensate for that in G&A. It just doesn’t work. I have not been able ever to make it work. I’m not saying someone couldn’t but - so it will have a noticeable effect.

It’s quite a disappointment to me and to my truck rental team because, you know, they’re all on, you know, working against a plan and commitments that they have made to me going into the year and now this comes back and this is negatively affecting their ability to perform and they’re all very unhappy about it. And I think it was big enough to mention but it’s a one - it will be a one-time thing though. We’ll get the trucks, certainly by mid fall we’ll have the trucks but of course it’s kind of having the trucks after the customers have all gone home. So it’s not when I’d like them but okay, fine, we’ll have the trucks.

So some amount of gross revenue, $4 million to $7 million is not an inflated number for the revenue we will lose. It could be a little bit higher than that and, you know, it’s just a big disappointment to us and I’m sure to everybody who follows us.

Gary Horton:
You know, I’d like to add a little bit. When you put a new truck in primarily the expenses that you will have in that first five to six months will probably be limited to an insurance charge, a depreciation charge because maintenance and repair on the truck in its first, you know, four to six months is virtually non-existent and you really truly have all the facility costs and you have all of the, you know, people costs, etc. You will, you know, some of these rentals will be at dealer so those you would not have the 20% commission picked out but the number that you get in the first part of a truck’s life is very, very substantial.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Ross Haberman:	In terms of an operating income number you’re saying.

Gary Horton:	Operating income, that is correct. And if you look at it from an EBITDA standpoint adding your depreciation back, it is very sizeable in the cash side.

Ross Haberman:	And there’s no other way I guess to temporary - temporarily lease the trucks from elsewhere to help make up the shortfall.

Joe Shoen:
No, here’s where we missed Ross. What happened was we’re always selling and buying trucks, okay? We believed this was basically in the bag, these trucks were coming in, so we began to sell because we had excess capacity late spring, okay? So we could begin to sell there and we wouldn’t be in jeopardy because we kind of had excess trucks conceptually in April and May.

So about then American Axle goes on strike and we say well gees, should we stop sales or should we continue sales? Well we went back and forth and all the predictions were this was going to be a quick strike and blah blah blah and no way GM’s going to let it lay out. Well actually, so we went ahead and reduced our fleet by about 650 trucks, okay?

Gary Horton:	Via sale.

Joe Shoen:	Via sale.

Ross Haberman:	Okay.

Joe Shoen:	So and...

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Ross Haberman:	In hindsight it was the wrong decision.

Joe Shoen:	Yeah the way to compensate was not to sell the trucks.

Ross Haberman:	Right, right, gotcha.

Joe Shoen:	About the time we saw the catastrophe we quit selling the trucks but had already let 650 of them out of the rental fleet.

Ross Haberman:	Really which in hindsight you could have used.

Joe Shoen:	I sure wish I hadn’t done it, exactly right, but I did it.

Ross Haberman:	Right, right. No no, it was your decision at that point in time.

Joe Shoen:
Yeah so yes we could have done in retrospect a better deal and the way you modify it, you actually regulate the size of the fleet by your rate of dispositions, not your rate of acquisitions if that makes kind of sense.

Ross Haberman:	Right.

Joe Shoen:
Because acquisitions got to kind of come in at somewhat a pace as determined by other people but we control the dispositions largely. So if I would have handled dispositions better I would have had a better result. So we were attempting to do two things. We were going to grow that fleet and we were trying to sell some basically early in the cycle where we thought we could get away with very minimal maintenance expenses and still sell that truck early enough in the cycle so we tried to do a two-step and it didn’t work.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Ross Haberman:	I think I understand now.

Joe Shoen:	Thank you.

Ross Haberman:	I just want one follow-up question. Could you give us the - some color on the self storage side of the business? What are you seeing in terms of demand as well as general pricing?

Joe Shoen:	Sure, first I’d like Jason to address the published financials because they appear to differ from our narrative in the press release. Jason?

Jason Berg:
Sure. Our press release includes or refers to AMERCO owned self storage properties. If you recall the third quarter of last year we went through an accounting process that deconsolidated SAC Holding II which was a variable interest entity. So SAC Holding II results are included in our prior year results for the first, second, and third quarters of last year which on the consolidated financials creates some variances that appear that revenues are down much more than they actually are.

And I just wanted to point out on the storage side, if you look at the face of the consolidated statements that SAC Holding II last year had $5 million of storage revenue and $4.7 million of retail sales revenue that then were not included in this year’s financial results and that goes a long way to explaining some of the revenue variances.

Joe Shoen:
Okay and I want to address just what the state of the market is I think your direct question. And the state of the market is our situation is that we’re down slightly in total rooms rented and we’re up slightly in total inventory. It has a little bit to do with a location we were compelled to sell last year due to things that were not in our control.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

But the truth is that our system wide occupancy is down, system wide revenue is up which basically means where we did a good job we did okay and where we did an average job we didn’t do so well. Houston which is an over developed storage market if there such a thing in the world, there’s more self storage in Houston than - you can just almost can’t turn around and not find a self storage place there. In Houston our results were slightly up because we improved our management, basically. And so my conclusion is that in a very tough market which is a fair characterization of Houston you can still see revenue up.

Now as an industry we’re all smarting in Florida. Florida was - a blind man could make money four years ago and the blind man isn’t making any money this year, okay, in Florida. We’re off a little bit in Arizona which I think is maybe a combination of factors, one of which is I promoted my guy out of Arizona to go run a large district for me and so you kind of always suffer when you do that. He was doing great and now he’s not there so results will always tend to slip a little bit there. But the industry is also complaining about Arizona.

I think we can rent some rooms as we focus on it better. The customers, I wouldn’t say that our delinquency is particularly up or something that is an indicator that the consumers are running from the self storage business. On the other hand they aren’t running to it. A lot of people in the press have said well, you know, if you lose your house you’re going to go to a self storage room and all that. We’ve not seen any such correlation at all. We would rather see you moving to a new house than being foreclosed out. Gary?

Gary Horton:
The other thing that I want to point out is we don’t make a distinction between same store and lease up. And we’ve got three fairly large properties that have just come on board in San Francisco, New York, and we do have one in Florida. And those have added to as those people have talked to the number of rooms that we have available but they are in the very early lease ups.

U-HAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Joe Shoen:
Yeah I’ll give us that Gary but I think, and I don’t think I’m telling tales out of school, total rooms rented we are slightly down over the same time last year. And that’s your total litmus test, okay? In other words I try to discourage my guys from giving me all these cuts of the data that they basically, you know, explain away their performance based on, you know, the world’s not an easy place.

The total litmus test is we’re slightly down in total rooms rented yet our inventory is up. So our performance is down and the question is, is this macro forces driving this or is this our performance. I think there’s a little bit of macro forces but I think a fair amount of it is our performance which is why I made the comment in my opening remarks of as I keep bearing down on everybody on truck rental they only have so many hours a day and I have to be careful I don’t drive them to where then they neglect the other part of the business.

We manage geographically so the person who’s running Phoenix is handling the truck rental and the self storage so that at a very low level that management coincides. So that person, if they spend time on one then to a certain extent they neglect the other and I have to try to balance that in a way to get us a good result.

I don’t think the self storage market is in trouble. When we went through the ’87, ’92 area which I think was a good tough market and we weren’t as capable then as we are now. When we went through that the best we could do was basically hold total rooms rented. We didn’t go up, we didn’t really go down. We worked hard and retained total rooms rented. So I think that’s a real bad scenario would be that.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

I think there’s room for us to do better. Again what Gary says is that when we published our numbers an all in, all done number, if we don’t, you know, have a heart attack most everybody else has some version of same store which my guys have that same kind of number and they’ll get it to a real good figure because of course they’re going to choose statistics that give them that figure.

So that’s a long way of saying I think this business is still a good business. We’re still expanding in that. I’m not at any breakneck speed but as I commented to Ian, if something hot came up and, you know, I’d be for committing capital to it. I haven’t seen anything hot and I think that also reflects the fundamental state of the storage business.

There’s nobody in a panic to sell anything right now. If things were really off we’d see a few panicked sellers. We’re not seeing them. And we look, I don’t know, three or four places a day, my acquisition people look at least. You know, they’re looking at, you know, 1,000 places a year, something like that. And so we’re constantly sifting through what’s for sale and we’re arguably say 45,000 or 50,000 units in North America. It’s not unusual if 2,000 of them sold in a year. It’s just your average amount of divorces and deaths and, you know, normal people’s plans have changed.

So we’re not seeing a big increase in places for sale and we’re seeing very, very little softness in price. Once in a while we’re seeing one and if we see it and it fits into our program we’re trying to acquire it but we’re not seeing my softness in price. So I think overall the self storage business is doing okay to us, we could do better, and I think the industry views themselves as being in a decent position. Not a high growth but it’s a good decent position.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Ross Haberman:	Okay, thank you.

Operator:	You have a follow-up question from Jim Barrett with C.L. King and Associates.

Jim Barrett:
Joe to follow up on Ross’s question about self storage, you’re not seeing much softness in self storage. Are you seeing the same level of competitive interest in terms of when properties are put up for sale the number of parties and the strength of those parties in terms of attempting to buy property?

Joe Shoen:
I don’t know the answer to that Jim, that’s a good question. Prices are pretty much holding which would indicate there still is interest but that’s - no I think that some of those stuff that have been going, you know, at these cap rates that were 17 times NOI or whatever that is, I think that stuff is going away. But God if somebody wanted to sell a storage place at an 8 cap I think they’d get run over at the escrow company. I think there would be a mob of people wanting to buy it.

Jim Barrett:	Right, okay.

Gary Horton:
Jim I think what you also see as I was looking through the different storage companies and, you know, they’re all reporting now, and at least a couple of them that I’ve looked at so far have either gone out and bought some additional locations and they’ve actually set up facilities so they can go out and buy more storage. You know, and when you look at the REIT there’s one that they have to keep growing and growing and a lot of times the way they grow is by buying more locations.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Joe Shoen:
So we’re not the only people who have got money who wish there were smoking deals in self storage. So if one came up, you know, you’d better be quick on the draw would be my guess. And that’s why I put the caveat, we don’t see every deal. Some deals are going through that we don’t see and of course that makes me a little bit agitated with my staff as to why we didn’t see that deal, did it therefore go at a below market rate and we could have, you know, had an opportunity there. So we’re constantly sifting through this stuff and I’m just not seeing softness there in the - it’s off the big peak or the land rush but it’s not soft.

Jim Barrett:
Okay, on a separate subject can you comment generally on your fleet acquisition cost? I did read in the Q that you’re switching to operating leases versus debt financing but could you - any trends there that are of note?

Joe Shoen:
I think pretty much everything is the same. We don’t have a new model. We’re, you know, we’ll get little price increases from the manufacturers as this goes along but we’re not getting slaughtered on price increases. Because a lot of this stuff we have is negotiated increases and so we’re still living off that.

We did - I think you’re going to see, you know, pressure but automakers are obviously under pressure. If they can get a price increase through they’re going to take it and they’ll put it off - they’ll put it on to us. But so far it hasn’t been something out of the - worth mentioning. So I don’t see a big change there.

I think that the switch to leasing is - Gary’s always looking at (unintelligible) looking at a net cost and also we’re trying to keep a conservative posture. So it’s a little better to say I’ve got cash in the bank than I’ve got lease commitments unexecuted on, okay? So we kind of - we’ve got a little bit more conservative I think early spring and said let’s - we do better with cash in the bank and it’s always a very, very tight race between the lessors and the debt providers as to net cost. And so I don’t think that the lease people are necessarily that much cheaper right now but it’s just very tight and we kind of said we have a little preference to hold a little more cash right now.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Gary Horton:
And also one of the things which really by not getting things in, the economic stimulus program really, really works on both because what Rocky and (Toby) who work on the leases a lot more than I do, they basically got the lessors to pass on the stimulus savings. Because we went out in December of last year, this year we’ll probably do the same again this year. But they were the effect of the leases they gave us the same thing as we would have bought it from the stimulus program.

Rocky Wardrip:
And Gary this is Rocky. I would add too that with the reduction in rates in the overall treasury market too we saw a little bit wider spreads this year, our actual financing cost will be less on this year’s fleet than it was on the prior two years’ fleets.

Jim Barrett:
Thank you. And Joe, finally last question is the company didn’t buy back any stock in the quarter. Can you give us your general feelings on capital allocation and using it specifically for share repurchase at this juncture?

Joe Shoen:	I don’t really have much of an insight. I think to a certain extent we’ve just been kind of conservative. I don’t know what to say Jim, I really don’t. Gary do you have a comment?

Gary Horton:
We do have - I think we basically set aside money to buy back stocks. We have not used it all. I think there was a $50 million approval, we’ve bought back what, about $25 million against it, $23 million? So we have $26 million left. There is actually a nice chart on page 45. Having said that, we have, you know, have not announced anything but that is still out there.

Joe Shoen:	(Unintelligible).

Jim Barrett:	What's that Joe?

Joe Shoen:	We're not being any help to you at all.

UHAUL
Moderator: Joe Shoen
08-07-08/10:00 am CT
Confirmation # 58617985

Jim Barrett:	It’s actually been very helpful but I appreciate it.

Joe Shoen:	All right, thank you for your time with us.

Jim Barrett:	Sure, thank you.

Operator:	You also have a follow-up question from Ian Gilson with Zacks Investment.

Ian Gilson:	Yeah my question has been answered, thank you very much.

Joe Shoen:	Thank you Ian.

Operator:	Your next question comes from Ross Haberman with Haberman Fund.

Ross Haberman:	Just a follow-up, Rocky could you refresh us, what was going to be your capital expenditures for this calendar year and whatever it is, are you rethinking it?

Rocky Wardrip:
On the rental fleet I believe we’re right around $400 million and that includes pickups and cargo vans which will probably be somewhere in the $110 million area which are largely probably on a net basis about $10 million as opposed to the full gross amount. And I believe on the real estate side we’re budgeted around $160 million and we have an additional $37 million of TRAC leases that we will purchase as they come to the end of their term.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Ross Haberman:	And given the environment are - so between the $400 million and the $160 million you’re talking about $560 million, is that will be a gross or and what will be the net number?

Rocky Wardrip:	I believe our sales number is probably going to be somewhere around $150 million to $155 million.

Ross Haberman:	So that’s about $400 million between the two issues net?

Rocky Wardrip:	Yeah.

Ross Haberman:	If my math is right.

Rocky Wardrip:
Yeah and we have secured financing on all but roughly $69 million of the production through March of next year and we have people working that right now and we’re hoping to nail that down here within the next week or two.

Ross Haberman:	Joe given the environment are you comfortable spending that level of money today?

Joe Shoen:
Oh absolutely. And again, so much of this is replacement so you’re looking at, you know, the economics of what you have and what you’re getting. And if you, you know, if I thought revenue was going to drop 10% or something, no I’d have a different attitude. But even with flat revenue it’s replacement, you see? So it’s an easier calculation from my point of view. I feel comfortable with it, yes.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Ross Haberman:	How much of the $400 million is replacement?

Joe Shoen:	Well except for the real estate, 100% of it is.

Ross Haberman:	It is, okay, all right, I didn’t understand that. I thought you were saying part of that was part of the - part of the $400 million was for expansion.

Joe Shoen:
We’re actually slightly down in fleet so I actually have some catch up to do so no, I’m - we’re not expanding the fleet really at this time. Now I’m not against expanding the fleet, it’s up to (unintelligible) but right now, no we’re having trouble just getting replacements in. So if we were going to expand the fleet it would be next spring or something.

Ross Haberman:	Got it, okay. All right, thanks again guys.

Joe Shoen:	You bet Ross, thank you.

Operator:	Again, to ask a question please press Star 1 on your telephone keypad. Your next question comes from Michael Millman with Soleil Securities.

Michael Millman:	I’m sorry if you went over this earlier but given you were shorted on trucks, why didn’t that get reflected in better pricing?

Joe Shoen:
That’s a fair question. I don’t know that I have a straightforward answer to it. You know, of course the competitor is out there. I can’t tell you that they got the business that we forecasted we were going to get. I don’t know. I don’t have a straightforward answer to it. A lot of transactions are driven by availability but there’s a price that we believe people will pay and the price is not all that flexible. But if you don’t have a truck let’s say in (Penske) you just don’t make the rental. You don’t get to raise the price of the truck in Albany, you just don’t get the rental in (Penske). I don’t think that’s a fair enough answer to your question but that’s about as good a one as I have.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Michael Millman:	Well did the shortage of trucks, was that in specific locations or was it spread across your market?

Joe Shoen:
Well it’s always in a specific location but it wasn’t geographically concentrated to my knowledge. So no, I don’t think it was geographically concentrated but the market is always very specific and so every Saturday Michael I have customers who call and complain because we didn’t honor our commitment to get them a rental truck because in their defined market area there just wasn’t one.

We’re running about 15,500 locations and if half our trucks are rented on a given day that means we have something like 45,000 trucks available and they just don’t spread evenly. In other words every day - I’ll be wrong but, you know, more than 10% of my locations every day have zero trucks, more than 10% because there’s - because that’s just how the cookie crumbles. So if a customer calls that place and has zero trucks, there’s a high probability that the person at that place will mistakenly say we’re out of trucks. Now U-Haul is not out of trucks but they’re out of trucks.

So this phenomena of number of locations and number of equipment equating to transactions has been a historic thing with us and we got an increase in utilization over that same period of time which means we did do some things better but no, we did not get a price increase over that time in that size truck.

Michael Millman:	Generally what’s the outlook for price increases going forward?

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Joe Shoen:
Well that’s always a $64,000 question. I’d say it’s a lot better than it was a year ago. A year ago I would have been fairly pessimistic. There’s things happening out in the marketplace that I don’t control my truck rental competitors but they could change that.

But Jim Barrett did I think a fair assessment although he doesn’t have a crystal ball either but he did a fair assessment of saying that, and I would concur that the Budget price cutting that we had ramp at a year ago and a year and a half ago is mitigating. I can’t tell you it’s mitigated but it’s mitigating and so that’s a very positive thing for everybody.

Because we’re subject to the classic economics of transportation problem. If some idiot begins to price at to marginal cost then nobody’s going to replace the fleet. It’s a very attractive thing for a short sighted person. And we’re always definitely afraid of that and at any time because of inventory imbalances somebody’s trying at marginal cost. In other words if I had way too much fleet in Boston I’d be motivated to rent it out at my marginal cost and I’d think I did good.

So there’s some of that pricing always in the marketplace by all competitors and the trick is not to let that become a downward cycle but now we’ve now priced more and more markets at that way, not just hold that just to Boston and sometimes they have a lot of equipment and we don’t or vice versa and so our needs and pricing are different. So you could see a 20% spread in pricing easily that’s totally inventory driven and it looks like something that it’s not.

So overall I like our distribution of our fleet today, I think it’s reasonable. It’s not bad, that’s for sure. I have a hard time telling where my competitor’s fleet is. We do things to monitor them and we have a lot of anecdotal information but I don’t think their fleet is either Budget or Penske is stacked up in any particular place. So I think that Jim’s assessment of the pricing, the price, that the downward spiral on pricing has - is mitigating is a very accurate one.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

And of course I’d like to see prices inch up because costs are always going up. No matter what I do costs go up because of macro forces. So I’d like to see pricing go up and I’ve been very vocal about that over the last year trying to encourage my staff to not just jump on price every time but of course sell the other attributes of the product which there are considerable attributes.

But nevertheless if Budget will rent a truck for $400 my person is going to have a hard time getting $500 so we’ll match that rate and do that every day and that’s a common industry practice. So are we going to get a price increase this year? I have - I don’t know. Are we going to try to get one? Sure, we’re going to try to get one, you bet.

Gary Horton:	(Unintelligible).

Joe Shoen:
Yeah Gary said it’s always - you’ll get a price increase in LA and you won’t get one in San Francisco. Okay, fine. Or sometimes you get a price increase on the 17 foot truck and you can’t get one on the 10 foot truck. But it gets very specific. As some of you know, you know, we now 18 months ago did our generation one of the new pricing systems and last May we did generation two of the new pricing system.

This is a very critical function to us at all times and we’re now six months or so into the generation two of the new pricing system and we’re starting to see some of the benefits that we thought we would be building into it. It’s a very complicated apparatus and we’re just learning how to do it and I think that helped us a little bit over the last several months. But there’s more room there if we can master it and if we can keep the other competitors from doing, you know, becoming suicidal in their pricing.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

So but there’s not a simple answer to it. There’s not an index. People don’t price off of index or have a leading model or something like that in this business so that if I knew their rate from Phoenix to Albuquerque I could then, you know, basically calculate their other rates. The models don’t work like that. It’s very, very difficult to say a general rule what is pricing. And what we do is we continually check pricing and we get almost a skatter diagram of data and then we start to form opinions kind of which way is the cloud moving because it doesn’t move like a line.

Michael Millman:	Budget is small enough, why do you care what their price is?

Joe Shoen:
Well first of all they’re small but not in every market. This all breaks down into sub markets so I’ll pick on Portland, Seattle. Budget is a very viable and could be a dominating competitor for the Portland, Seattle markets. If you let things kind of go the way they want to for six months I would say Budget could out perform us in the Seattle to Portland market and maybe in the Seattle to - what’s that town, Spokane so and same thing would be said of Penske. All these break down into sub markets and then they also break down into models and so there’s - it does matter.

And then I think additionally the customer wants to know are we - the customer thinks we have a monopoly almost and so they’re always wondering if we’re kind of like the guy at the ballpark which is we’re getting $4 or $5 for a hot dog but fair price of which is 99 cents. And they’re always wondering this and we’re always kind of fighting this perception and so we, right or wrong, we have a strategy of trying to maintain pricing discipline.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

So for an instance, if it got down to where we had one truck left in Phoenix, we would rent it for within 10% of the price of what we would rent it if we had 100 trucks in Phoenix. Penske would quadruple the price. They would price straight to demand. That last truck in Phoenix would go for $4,000 and that’s a policy they have and they follow it and I presume it works good for them. We don’t do that.

Michael Millman:	But they make money.

Joe Shoen:
They make money, we make money too, okay? I mean, if you look over a 20 year period, of course their figures aren’t published but if you take the Budget, Ryder and all their predecessors on a long term view we’ve done a lot better than they have. They’ve had difficulty just existing. So there’s - the one quarter does not make the whole year, one year does not make the whole business. And that’s, you know, just kind of the nature of this business.

I don’t know of other businesses, I don’t have anything to do with them. But that’s the nature of our business. We are making money. We’re definitely making money and if you look at EBITDA or cash flow which is what we always point to, that’s a lot less - it’s not the end of the whip. Those numbers modulate a lot closer now a good indicator of fundamental economics. Gary?

Gary Horton:
Michael, one of the things that you have to look at on prices is what I was trying to get across is you have to price for the imbalance of inventories. And we at any given time have - I don’t know because we’ve got all different models of trucks, all the different models of trailers. They all fit in within a group. Then what you have is 15,000 locations and you have prices one way to virtually everywhere.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

And periodically - and not periodically but what you’re doing constantly is going through and looking at your price from Phoenix to Reno, Phoenix to Albuquerque and then you’re looking at the size of the truck. And you are actually going through and modifying your pricing. So being able to go and just price it, you know, raise the price, it’s not that simple because of all the different prices that you have.

If you are not careful and you end up with a 10% imbalance in rentals out and in, by the end of the year you will have all of your inventory in one place and you’ll be out in the other. That’s what you have to do is you have to price to the market, you price to the supply and the demand.

Michael Millman:	Thank you, very helpful.

Gary Horton:	Thanks.

Operator:	There are no other questions at this time. Joe do you have any closing remarks?

Joe Shoen:
Well I want to thank everybody for their continued support. We’re going to have our annual shareholders meeting. We’re going to do a virtual analyst meeting at the same time to give you a chance to see a few other people from U-Haul. In the interest of sustainability and being green I’m recommending you not buy an airplane ticket but that you use 30 or 60 minutes of bandwidth on your computer to attend the meeting.

We’ll try to be responsive. I know we lost audio for a few minutes last year when we tried it. We think we won’t lose audio this year for a few minutes but we’re getting better at doing this. I think it’s - I’m real excited about it and it was positive for us last year and I look forward to being positive again this year. So I’m sure (Jennifer) has sent out some kind of a notice or if she hasn’t she soon will letting you know the specifics of how to log on. But I would look forward to anyone’s participation in that conference. I think that’s everything, thank you all very much.

UHAUL
Moderator: Joe Shoen
8-07-08/10:00 am CT
Cofirmation #58617985

Operator:	This concludes today’s conference call. You may now disconnect.

END